                                                                 EXHIBIT 10.27.1
                                 SETTLEMENT AGREEMENT

                                   OCTOBER 2, 1997


          The undersigned, Longview Fibre Company ("Fibre") and Cascade Natural Gas Corporation ("Cascade"), are parties to the Agreement for Peaking Gas Service dated as of March 22, 1991 ("PGS Agreement"). The parties have disagreed over the amount properly payable by Cascade to Fibre for service under the PGS Agreement for the period beginning October 1, 1996.

          In the interest of compromise and settlement, the parties have entered into this Settlement Agreement to resolve their differences without need for arbitration or litigation. This Settlement Agreement is a compromise reached between the parties after negotiation relating to pricing to the service rendered and to be rendered by Fibre to Cascade under the PGS Agreement. The applicable period of agreement for the PGS Fee is from October 1996, to September 30, 2001.

          The parties agree as follows:

          1. The settlement proposal of Fibre to Cascade contained in its September 4, 1997, letter, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference, is agreed to by the parties with one correction. On page 2, next to last paragraph, the ending time for the reduced PGS fee is to be the Contract Year October 2000 to September 2001. This correction is noted on Exhibit A.

          2. In order to implement this agreement, the PGS Agreement will be amended in the form attached as Exhibit B.

          This Settlement Agreement is entered into as of the date first set forth above.

LONGVIEW FIBRE COMPANY             CASCADE NATURAL GAS
                                   CORPORATION


By
   ------------------------
  Its                             By
      ---------------------         ------------------------------
                                    King C. Oberg
                                    Vice President - Gas Supply

                           AMENDMENT NO. 3 TO AGREEMENT FOR
                              PEAKING GAS SERVICE (PGS)

                                   OCTOBER 2, 1997


          This Amendment No. 3 is dated as of October 2, 1997, by and between Cascade Natural Gas Corporation ("Cascade") and Longview Fibre Company ("Longview").

          WHEREAS, Cascade and Longview executed an Agreement For Peaking Gas Service (PGS) ("Agreement") dated as of November 22, 1991, and

          WHEREAS, Cascade and Longview desire to amend the Agreement,

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

          1.   Section 4 of the Agreement shall be amended to add the following:


          PROVIDED, HOWEVER, that pursuant to a Settlement Agreement dated October 2, 1997, the parties have agreed that the PGS Fee for the period starting with the Contract Year October 1996 to September 1997, and ending with the Contract Year October 2000 to September 2001, the PGS Fee shall be $708,984.44 per year. The parties also agree to renegotiate the PGS Fee in good faith in the event of a material gas and/or transportation rate increase with respect to Cascade's Washington Water Power Storage Agreement.

          As additional consideration for this Agreement, Cascade shall provide Longview with the following fuel management services for the remaining term of the Agreement:

          a. an aggressive program, with daily consultations between Cascade and Longview, to release any part of the 48,000 dt/day of capacity on Northwest Pipeline for which Longview currently pays the reservation fees and which is not needed by Longview, with the proceeds from such releases going to Longview;

          b. an aggressive program, with daily consultations between Cascade and Longview, to resale any part of the 18,000 dt/day of natural gas (or additional supplies purchased by Longview) which Longview currently buys from Duke or other supplier and which is not needed by Longview, with the revenue from such resale going to Longview;

          c. an aggressive program, with daily consultations between Cascade and Longview, to purchase gas at locations agreed to by Cascade and Longview and to have such gas delivered to Longview;

          d. monthly reporting of the savings to Longview under the above-stated programs; and

          e. monthly balancing and reporting of all gas and transportation activities related to Longview.

          2. Capitalized terms used in this Amendment shall have the meanings as defined in the Agreement.

          3. Except as modified by the foregoing amendment, the Agreement, as amended to date, shall remain in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed in counterparts by their duly authorized representatives as of the date first above written.

CASCADE NATURAL GAS CORPORATION           LONGVIEW FIBRE COMPANY



By                                        By
  ----------------------------              -----------------------------
  King C. Oberg                           Its
  Vice President, Gas Supply                  ----------------

September 4, 1997


Mr. King Oberg                               PRIVILEGED AND
Vice President, Gas Supply                   CONFIDENTIAL;
Cascade Natural Gas Corporation              FOR SETTLEMENT PURPOSES
222 Fairview Avenue North                    ONLY
Seattle, WA  98109

Dear King:

This letter is in response to (1) the proposal of Cascade Natural Gas ("Cascade") to adjust the annual fee under the Agreement for Peaking Gas Service ("PGS") between Longview Fibre Company ("Fibre") and Cascade from $970,350.00 to $708,894.44 beginning the October 1996 to September 1997 period, and (2) your August 8 reply to our letter expressing concerns with your proposal.

At the outset, Fibre must respectfully point out that the storage service is not comparable to the PGS. Although Cascade can change the scheduled quantity for withdrawals from storage up to four times per day, Cascade can make up to 6 changes (initiating or terminating) and up to 12 changes (rate of taking) per day under the PGS. Moreover, in order to effect delivery of the storage gas to the city gate, Cascade must comply with the transportation nomination procedures of Northwest, which in all cases do not assure that Cascade can arrange for delivery of the storage gas on 4 hours' notice or change the rate of delivery of the storage gas on 2 hours' notice as Cascade can under the PGS. The 4-hour and 2-hour notice provisions of the PGS are features that Fibre does not believe can be duplicated by other alternative peaking services, especially not the storage service obtained by Cascade.

Furthermore, Fibre respectfully disagrees with the methodology used in Cascade's proposal. Under the Agreement for PGS, the annual fee is adjusted "to ensure the PGS fee is COMPARABLE to the least cost alternative sources of peaking service reasonably available to Cascade." As set forth in detail below, Fibre does not believe that the $708,894.44 figure proposed by Cascade represents a comparable level of the full costs to Cascade for the storage service received through Washington Water Power.

First, once Cascade withdraws 192,000 dekatherms of its gas in storage, Cascade can no longer receive 15, 000 dt/day of gas as it does under the PGS. To adjust the features of the storage service to make them comparable to the PGS, Cascade would have to either (1) obtain 405,000 additional dekatherms of annual storage service, or (2) inject quantities into storage during the winter season. Fibre believes that the first option would increase Cascade's storage costs by at least $588,912.00 per year, while the second option would increase the costs by at least $229,608.00 per year.

Second, under the storage service, Cascade incurs a cost of carrying the gas held in storage until it is delivered. Fibre calculates this cost to be at least $43,815.67 per year.

Third, Fibre believes that the cost to Cascade of the fuel charges for storage withdrawals and in transporting gas from storage were omitted. Fibre calculates these charges to be at least $23,066.44 per year.

Fourth, Cascade did not calculate any costs for transporting gas to storage. Fibre calculates this cost to be at least $172,339.07 per year.

If the costs referred to above are added, the full costs of the storage service received by Cascade would be at least $1,273,324.90 per year:

                                                  OPTION A        OPTION B
                                                -------------    -------------

          Withdrawal Rate                        $588,912.00      $229,608.00
          Adjustment
          Carrying Cost of Gas                     43,815.67        43,815.67
          Transportation/Storage                   23,066.44        23,066.44
          Fuel Charges
          Transportation In                       172,339.07       172,339.07
          Cascade's Storage Cost                  804,495.76       804,495.76
          Calculation
                                               -------------    -------------
                                       Total   $1,632,628.90    $1,273,324.90


DESPITE THE FOREGOING, WITHOUT PREJUDICE TO FIBRE'S POSITION IN ANY ARBITRATION (AND OTHER POSSIBLE PROCEEDING) AND IN A GOOD FAITH EFFORT TO REACH SETTLEMENT OF THIS MATTER, FIBRE MAKES THE FOLLOWING NON-SEVERABLE SETTLEMENT OFFER:

-    the PGS fee would be reduced to $708,984.44 per year;

- the reduced PGS fee would be applicable starting with the contract year October 1996 to September 1997 and ending for the contract year October 2001 to September 2002;

- amend the Peaking Gas Service Agreement to reflect the new five year firm price with the option to renegotiate should gas and/or transportation rate increase, affecting the agreement with Cascade's Washington Water Power Storage Agreement; and

- Cascade would provide Fibre with the following fuel management services for the remaining term of the Agreement for PGS:

     - an aggressive program, with daily consultations between Cascade and Fibre, to release any part of the 48,000 dt/day of capacity on Northwest Pipeline for which Fibre currently pays the reservation fees and which is not needed by Fibre, with the proceeds from such releases going to Fibre;

     - an aggressive program, with daily consultations between Cascade and Fibre, to resale any part of the 18,000 dt/day of natural gas (or additional supplies purchased by Fibre) which Fibre currently buys from Duke or other supplier and which is not needed by Fibre, with the revenue from such resale going to Fibre;

     - an aggressive program, with daily consultations between Cascade and Fibre, to purchase gas at locations agreed to by Cascade and Fibre and to have such gas delivered to Fibre;

     - monthly reporting of the savings to Fibre under the above-stated programs; and

     - monthly balancing and reporting of all gas and transportation activities related to Fibre.

If Cascade agrees with this settlement offer, please prepare and forward the appropriate documents. If you have any questions regarding the above, do not hesitate to contact me.


Sincerely,

M. Smith, Jr.
Purchasing Manager

jr

cc:  R. J. Parker

                       AGREEMENT FOR PEAKING GAS SERVICE (PGS)
                                      EXHIBIT B

                                   OCTOBER 7, 1997




PGC FEE:  CONTRACT YEAR:  OCTOBER 1, 1996 THROUGH SEPTEMBER 30, 1997

PAYMENT SCHEDULE:   OCTOBER, 1996               $  80,862.50
                    November                       80,862.50
                    December                       80,862.50
                    January, 1997                  80,862.50
                    February                       80,862.50
                    March                          80,862.50
                    April                          80,862.50
                    MAY                            80,862.50
                    June                                0.00
                    July                                0.00
                    August                              0.00
                    September                   $  80,862.50
                                                ------------

Total Paid Contract Year 1996-97                $ 727,762.50
Total Due Contract Year 1996-97                 $ 708,894.44
                                                ------------
     CREDIT                                     $  18,868.06

CONTRACT YEAR:  OCTOBER 1, 1997 THROUGH SEPTEMBER 30, 1998
Payment Schedule:  October, 1997
     PREVIOUS YEAR'S CREDIT         $18,868.06
     Payment                         40,206.48
                                    -----------
                                                 $ 59,074.54
     NOVEMBER 1, 1997 THROUGH SEPTEMBER 30, 1998   59,074.54  PER MONTH
Total Contract Year                              $708,894.44

Contract Year: October 1, 1998 through
  September 30, 1999 per month                   $ 59,074.54
Total Contract Year                              $708,894.44

Contract Year: October 1, 1999 through
  September 30, 2000 per month                   $ 59,074.54
Total Contract Year                              $708,894.44

Contract Year: October 1, 2000 through
  September 30, 2001 per month                   $ 59,074.54
Total Contract Year                              $708,894.44